Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated December 21, 2011, relating to the financial statements and financial highlights which appear in the October 31, 2011 Annual Reports to Shareholders of Manning & Napier Fund, Inc. – Pro-Blend® Conservative Term Series, Pro-Blend® Moderate Term Series, Pro-Blend® Extended Term Series, Pro-Blend® Maximum Term Series, Target Income Series, Target 2010 Series, Target 2020 Series, Target 2030 Series, Target 2040 Series and Target 2050 Series, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Financial Statements” and “Custodian, Independent Registered Public Accounting Firm and Counsel” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 7, 2012